Exhibit 5.1

JACKSON L. MORRIS

Attorney at Law
Admitted in Florida and Georgia

April 4, 2016

Board of Directors
Gabbit Corp.
Gymnasiumstrasse 19-21,
Vienna, Austria 1180

Dear Sir:

I have acted, at your request, as special counsel to Gabbit Corp., a Nevada corporation, (“Gabbit”) for the purpose of rendering an opinion as to the legality of 9,000,000 shares of Gabbit's common stock, par value $0.001 per share, (“Shares”) to be offered and distributed by Gabbit pursuant to a registration statement to be filed under the Securities Act of 1933, as amended, by Gabbit with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1, for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, purported true copies of the Articles of Incorporation of Gabbit, there being no amendments thereto, the Bylaws of Gabbit provided by Gabbit’s management, selected proceedings of the board of directors of Gabbit authorizing the issuance of the Shares, a current draft of the Registration Statement, certificates of officers of Gabbit and of public officials, and such other documents of Gabbit and of public officials as I have deemed necessary and relevant to the matter opined upon herein.  Gabbit has not identified or appointed a transfer agent at the date of this opinion.  I have assumed, with respect to persons other than directors and officers of Gabbit, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Gabbit against payment therefore at a price of $0.01 per share, as described in the registration statement, will be legally issued, fully paid and non assessable.

I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto.  My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the prospectus contained in the registration statement.

Very truly yours,

/s/ Jackson L. Morris
Jackson L. Morris

3116 West North A Street ® Tampa, Florida  33609-1544 ® 813–874–8854 ® Cell 813–892–5969
Fax 800–310–1695  ®  e-mail: jmorris8@tampabay.rr.com; jackson.morris@rule144solution.com
www.Rule144Solution.com